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Exhibit 99.1 - Press Release

                   Union Miniere Counters with Superior Offer
                                 for Laser Power

                  Laser Power's Board required to accept offer
               from Union Miniere that is "at least as favorable"

Brussels, Belgium (June 16, 2000) - Union Miniere S.A. (Brussels Stock Exchange:
"UNIM") today announced that it has increased its offer to merge with Laser Power Corporation.

Under the terms of the revised offer from Union Miniere USA Inc., ("UMI"), a wholly-owned subsidiary of Union Miniere S.A. ("UM"), Laser Power's stockholders will receive all cash consideration with a guaranteed "floor" of $4.25 per share. The actual per share price of Union Miniere's offer will be determined using the same formula as the II-VI offer: the actual per share cash consideration to be paid for each outstanding share of Laser Power common stock will be based on the volume weighted average trading price of II-VI's common stock during the 12 trading days prior to the commencement of the tender offer and will be fixed at the time of commencement. The offer also contains a ceiling of $4.55 per share. The minimum offer is $0.15 higher than the revised II-VI offer and, in addition, is all cash.

Based on the volume weighted average trading price of II-VI's common stock during the 12 trading days through June 15, 2000, the value of Union Miniere's revised offer is $4.47 per share.

"Our revised offer guarantees in cash at least $4.25 per share to Laser Power's stockholders, which represents a substantial increase above the guaranteed amount from II-VI's offer, making our offer superior," said Marc van Sande, UM's Executive Vice-President. Under the terms of the Merger Agreement, Laser Power's Board must accept Union Miniere's revised offer if it is at least as favorable as the terms of II-VI's offer.

Union Miniere will commence the tender offer for all of the outstanding shares of Laser Power common stock within 12 business days of signing an amendment to the Merger Agreement to reflect Union Miniere's revised offer.

                                      ####

This press release contains certain forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, the actions of governmental regulators and the behavior of other market participants. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. AT THE TIME THE OFFER IS COMMENCED, UNION MINIERE WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND LASER POWER CORPORATION WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF LASER POWER


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CORPORATION, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE
OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

For more information, please contact

Press:            Mrs Moniek DELVOU - Tel. +32 2 227 70 63 * +32 75 26 64 95 -
                  moniek.delvou@um.be
Investor Relations:       Mrs Isabelle MICHOTTE - Tel. +32 2 227 71 47 -
                          isabelle.michotte@um.be

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                                     PROFILE

                  UNION MINIERE (UM) is an international metals and materials group, which strives to obtain leadership positions in selected markets. Its activities are centred on 3 main business groups: Copper & Precious Metals, Zinc and Advanced Materials. To ensure a rapid response to market openings, each business group is divided into several business units.

The UM Group has industrial operations in Europe, North America, Asia and Africa and serves a global customer base through an international sales network with offices in more than 25 countries.

The underlying principles of UM's strategy across the various business groups are a commitment to technological innovation, operational excellence, recycling and environmental responsibility.

The Group generated a turnover of EUR 3.2 billion in 1999. UM currently employs some 8,000 people.